JEFFREY W. BROKER - State Bar No. 53226
SEAN A. O'KEEFE - State Bar No. 122417
LAUREN B. LESSLER - State Bar No. 167311
BROKER & O'KEEFE PROFESSIONAL CORPORATION
4695 MacArthur Court, Suite 1200
Newport Beach, CA  92660

Telephone:  (714) 222-2000
Facsimile:    (714) 222-2022

Special Reorganization Counsel
for Debtor and Debtor-in-Possession


                         UNITED STATES BANKRUPTCY COURT

                         CENTRAL DISTRICT OF CALIFORNIA

In re                                    Bk. No.  SA 96-13178 JR

SELF POWERED LIGHTING, INC.,             In a Case Under Chapter 11 of the
a New York corporation,                  Bankruptcy Code (11 U.S.C. Section
                                         1101 et seq.)

             Debtor and Debtor-in-       DEBTOR'S FIRST AMENDED DISCLOSURE
             Possession.                 STATEMENT DESCRIBING DEBTOR'S FIRST
                                         AMENDED CHAPTER 11 PLAN

                                         Disclosure Statement Hearing

                                         Date: April 2, 1997
                                         Time: 9:30 a.m.
                                         Ctrm: Courtroom 606
                                               34 Civic Center Plaza
                                               Santa Ana, CA

                                         Plan Confirmation Hearing

                                         Date: May 28, 1997
                                         Time: 10:30 a.m.
                                         Ctrm: Courtroom 606
                                               34 Civic Center Plaza
                                               Santa Ana, CA

                                       I.

                                  INTRODUCTION

         Self Powered Lighting, Inc., a New York corporation, is the Debtor and Debtor-in-Possession ("Debtor") in a Chapter 11 bankruptcy case. On March 22, 1996 , Self Powered Lighting, Inc. commenced a bankruptcy case by filing a voluntary Chapter 11 petition under the United States Bankruptcy Code ("Code"), 11 U.S.C. Section 101 et seq. Chapter 11 allows the Debtor, and under some circumstances, creditors and other parties in interest, to propose a plan of reorganization ("Plan"). The Plan may provide for the Debtor to reorganize by continuing to operate, to liquidate by selling assets of the estate, or a combination of both. Self Powered Lighting, Inc. is the party proposing the Plan sent to you in the same envelope as this document. THE DOCUMENT YOU ARE READING IS THE DISCLOSURE STATEMENT FOR THE ENCLOSED PLAN.

         This is a reorganizing Plan. In other words, the Proponent seeks to accomplish payments under the Plan out of revenues generated from its operations for the purpose of paying off the claims of undisputed general unsecured creditors over a sixty (60) month period and paying off the claims of general unsecured creditors having claims of $500 or less (or who elect to reduce their claims to $500) in full over a six (6) month period. The Effective Date of the proposed Plan is 45 days after the entry of an Order confirming the Plan as the same may be amended or modified.

A.       Purpose of This Document

         This Disclosure Statement summarizes what is in the Plan, and tells you certain information relating to the Plan and the process the Court follows in determining whether or not to confirm the Plan.

         READ THIS DISCLOSURE STATEMENT CAREFULLY  IF YOU WANT TO KNOW ABOUT:

         (1)      WHO CAN VOTE OR OBJECT,

         (2) WHAT THE TREATMENT OF YOUR CLAIM IS, (i.e., what your claim will receive if the Plan is confirmed) AND HOW THIS TREATMENT

                  COMPARES TO WHAT YOUR CLAIM WOULD RECEIVE IN LIQUIDATION,

         (3) THE HISTORY OF THE DEBTOR AND SIGNIFICANT EVENTS DURING THE BANKRUPTCY,

         (4) WHAT THINGS THE COURT WILL LOOK AT TO DECIDE WHETHER OR NOT TO CONFIRM THE PLAN,

         (5)      WHAT IS THE EFFECT OF CONFIRMATION, AND

         (6) WHETHER THIS PLAN IS FEASIBLE. This Disclosure Statement cannot tell you everything about your rights. You should consider consulting your own lawyer to obtain more specific advice on how this Plan will affect you and what is the best course of action for you.

         Be sure to read the Plan as well as the Disclosure Statement. If there are any inconsistencies between the Plan and the Disclosure Statement, the Plan provisions will govern.

         The Code requires a Disclosure Statement to contain "adequate information" concerning the Plan. The Bankruptcy Court ("Court") has approved this document as an adequate Disclosure Statement, containing enough information to enable parties affected by the Plan to make an informed judgment about the Plan. Any party can now solicit votes for or against the Plan.

B.       Deadlines for Voting and Objecting; Date of Plan Confirmation Hearing

         THE COURT HAS NOT YET CONFIRMED THE PLAN DESCRIBED IN THIS DISCLOSURE STATEMENT. IN OTHER WORDS, THE TERMS OF THE PLAN ARE NOT YET BINDING ON ANYONE. HOWEVER, IF THE COURT LATER CONFIRMS THE PLAN, THEN THE PLAN WILL BE BINDING ON ALL CREDITORS AND INTEREST HOLDERS IN THIS CASE.

         1.       Time and Place of the Confirmation Hearing

         The hearing where the Court will determine whether or not to confirm the Plan will take place on May 28, 1997 at the hour of 10:30 A.M., in Courtroom 606, 34 Civic Center Plaza, Santa Ana CA 92701.

         2.       Deadline For Voting For or Against the Plan

         If you are entitled to vote, it is in your best interest to timely vote on the enclosed ballot and return the ballot in the enclosed envelope to Broker & O'Keefe Professional Corporation, 4695 MacArthur Court, Suite 1200, Newport Beach, CA 92660.

         Your ballot must be received by 5:00 P.M. on May 21 , 1997 or it will not be counted.

         3.       Deadline For Objecting to the Confirmation of the Plan

         Objections to the confirmation of the Plan and supporting evidence must be filed with the Court and served upon counsel to the Plan Proponent, Broker & O'Keefe Professional Corporation, 4695 MacArthur Court, Suite 1200, Newport Beach, CA 92660 and the Office of the United States Trustee, 600 West Santa Ana Blvd., Suite 501, Santa Ana CA 92701 by 5:00 P.M. on May 21, 1997.


         4. Identity of Person to Contact for More Information Regarding the Plan

         Any interested party desiring further information about the Plan should contact Broker & O'Keefe Professional Corporation, 4695 MacArthur Court, Suite 1200, Newport Beach, CA 92660 to the attention of Jeffrey W. Broker, Esq.

C.       Disclaimer

         The financial data relied upon in formulating the Plan is based on the Debtor's books and records prepared in the ordinary course of business by persons whose job it is to prepare same. The information contained in this Disclosure Statement is provided by Renee Becker, controller of the Debtor, in consultation with Jack Katz, the president of the Debtor, and the Board of Directors of the Debtor. The Plan Proponent represents that everything stated in the Disclosure Statement is true to the Plan Proponent's best knowledge. The Court has not yet determined whether or not the Plan is confirmable and makes no recommendation as to whether or not you should support or oppose the Plan.

                                     II.

                                  BACKGROUND

A.       Description and History of the Debtor's Business

         The Debtor is a corporation, organized under the laws of the State of New York.

         The Debtor is in the business of manufacturing self-luminous safety signs for the commercial and aircraft markets. The Debtor has been in this business since 1968. These commercial signs are designed to meet NFPA Life Safety Code as well as Underwriters Laboratories requirements. Since the 1960's, SPL has been manufacturing self-luminous aircraft and other types of safety markers for aircraft doors and cockpits, which meet or exceed all FAA requirements. SPL also produces self-luminous EXIT signs and other safety signs for commercial buildings. In the late 1980's SPL added a series of low energy EXIT signs to its product line utilizing Light Emitting Diode (LED) technology. SPL anticipates an increase in both its commercial self-luminous and LED business over the next five (5) years. The Debtor's business at the time of the commencement of this case was carried on at two locations, but operations have been consolidated during the course of this case into a single facility located at 169 Western Highway, Bradley Corporate Park, West Nyack, NY 10994.


B.       Principals/Affiliates of Debtor's Business

         The members of the board of directors of the Debtor are Bernard Katz (Chairman of the Board), Chaim Markheim and E. Maxwell Malone. The directors have served without compensation during the course of the Chapter 11 case. Tri-Lite, Inc., a Pennsylvania corporation ("Tri-Lite"), is the 100% shareholder of the Debtor. Tri-Lite is a Debtor in proceedings under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court, Central District of California, Santa Ana Division, case no. SA 96-12049 JR. Alvin Katz, the brother of Bernard Katz, served as the president of the Debtor without compensation from February, 1996 through August, 1996. Jack Katz, the son of Bernard Katz, took over as president of the Debtor in August, 1996. He is compensated as follows:
$88,000 per year salary, a car allowance of $500 per month, medical and life insurance, and has been promised 1% of the New Tri-Lite common stock forthcoming as a result of its reorganization.

C.       Management of the Debtor Before and After the Bankruptcy

         Key management of the Debtor before the bankruptcy was filed were the following persons: Joseph Zanfordino, chief operating officer and Renee Becker, controller.

         Key management of the Debtor during the course of the bankruptcy are:
Jack Katz, president, Joseph Zanfordino, chief operating officer and Renee Becker, controller.

         Key management of the Debtor after the bankruptcy are anticipated to be: Jack Katz, president, Joseph Zanfordino, chief operating officer and Renee Becker, controller.


D.       Events Leading to Chapter 11 Filing

         Here is a brief summary of the circumstances that led to the filing of this Chapter 11 case:

         In June of 1995, the Debtor and Tri-Lite entered into a loan agreement with Star Bank, pursuant to which Star Bank made available to the Debtor and Tri-Lite a five million dollar ($5,000,000) line of credit (the "Loan"). The Loan is allegedly guaranteed by Prolite and Helionetics. As security for the Loan, Star Bank obtained a first priority consensual lien on the Debtor's and Tri-Lite's inventory, accounts receivable, and other operating assets.

         The Debtor and Tri-Lite paid down the Loan dramatically during January and February, 1996. This was due to the "ratcheting down" of availability under the line of credit, the receipt by Star Bank of liquidation proceeds from Prolite, and Star Bank's collections of cash from the lockbox attributable to the receivable collections of both the Debtor and Tri-Lite.

         In February of 1996, Star Bank declared a default under the terms of the Loan, and on February 23, 1996, it obtained an order appointing a receiver to collect and turnover to Star Bank all accounts receivable collections from the Debtor, Tri-Lite and Prolite. As a result of the receiver's actions, the Debtor was deprived of critically needed cash to satisfy its normal operating expenses. Before the Petition Date, Star Bank refused to allow the receiver, who had taken possession of the Debtor's facilities, to use collections to pay the Debtor's employees, thereby precipitating a crisis. The Debtor immediately found itself with literally no employees and no funds with which to run a formerly viable enterprise. The Debtor filed its voluntary Chapter 11 Case on March 22, 1996 intending to use the "breathing spell" afforded by Chapter 11 to enable the Debtor to reorganize its affairs and pay the claims of Creditors through a plan of reorganization.

E.       Significant Events During the Bankruptcy

1.       Bankruptcy Proceedings

         The following is a chronological list of significant events which have occurred during this case:


         (A) Cash Collateral and Emergency Financing Shortly after the Petition Date, the Debtor filed a motion to use cash collateral which was considered by the Court on March 28, 1996. At this hearing, the Court authorized the Debtor the use of one hundred percent (100%) of the gross collections from the Debtor's business operations to pay the Debtor's ordinary and necessary operating expenses, pursuant to an Order entered on April 24, 1996. On April 29, 1996 the Court entered its Order re Final Hearing on Debtor's Motion for Use of Cash Collateral, continuing the previously authorized use of cash collateral..

         On April 29, 1996, the Debtor attended a final hearing on the Debtor's Motion for Order Approving Entry Into Post-Petition Financing Agreement (the "First Financing Motion") The Court granted the First Financing Motion and entered an order approving the same on March 26, 1996 (the "First Financing Order"). Pursuant to the First Financing Order, the Debtor was authorized to enter into a post-petition financing agreement with Helionetics in the amount of up to $20,000. The Debtor was given authority to draw upon the line of credit provided by Helionetics on an "as needed" basis only to meet the needs of the Debtor's ordinary and necessary business operations.. As of the date of this Disclosure Statement, the Debtor had borrowed approximately $20,000 under the First Financing Order, which was used to fund payroll and some necessary operating expenses. This borrowing has been repaid by the Debtor.

         On July 15, 1996, the Debtor attended a final hearing on the Debtor's Motion for Order Approving Entry Into Post-Petition Financing Agreement With Susan Barnes (the "Second Financing Motion") The Court granted the Second Financing Motion and entered an order approving the same on July 16, 1996 (the "Second Financing Order"). Pursuant to the Second Financing Order, the Debtor was authorized to enter into a post-petition financing agreement with Susan Barnes in the amount of up to $100,000. The Debtor was given authority to draw upon the line of credit provided by Barnes on an "as needed" basis only to meet the needs of the Debtor's ordinary and necessary business operations. As of the date of this Disclosure Statement, the Debtor had borrowed approximately $35,000 under the Second Financing Order, which was used to fund payroll and some necessary operating expenses. This borrowing has been repaid.

         (B)      The Cash Collateral Stipulation with Star Bank

         At the hearing on April 29,1996, the Debtor, Star Bank Tri-Lite and the Unsecured Creditors' Committee in the Tri-Lite case presented the Court with the Joint Stipulation For 1) Sequestration; 2) Interim Use; 3) Turnover of Cash Collateral; 4) Repayment of Secured Debt entered into by and between the Debtor and Star Bank (the "Stipulation"). Pursuant to the Stipulation, so long as Star Bank does not breach the terms of the Stipulation, the Debtor agreed to satisfy the entire obligation to Star Bank by December 15, 1996. The Debtor complied with the terms of the Stipulation and Star Bank was refinanced by Altres Funding in a timely fashion. The Debtor's Plan does not seek to alter or modify any of the rights of Altres under its financing documentation.

         (C) Claims The Debtor filed its Schedules and Statement of Financial Affairs with the Clerk of the Bankruptcy Court in a timely fashion. In Schedule D, the Debtor scheduled the secured claim of Star Bank in the amount of $1,500,000. As indicated above, this creditor was paid via a refinancing through Altres which funded in a timely fashion. The Plan does not seek to alter any rights of Altres in this case. In Schedule E, the Debtor listed 29 creditors holding unsecured priority claims in the amount of $51,918 with an additional non-priority unsecured portion of $17,492. In Schedule F, the Debtor listed approximately 200 creditors holding nonpriority unsecured claims in the aggregate amount of $486,309 as undisputed. Several; claims will be asserted by the landlord (the "Landlord") at the Elmsford, New York facility (the "Elmsford Facility") which was occupied and subsequently vacated during the course of the Chapter 11 case, which the Debtor believes increase the claims made against the Estate. The Debtor has been advised by the Landlord that such claims include:
(i) a claim filed against the estate in the amount of $26,432.36, secured by a security deposit, which claim was for the outstanding and unpaid rent and other charges due prepetition under the lease for the Elmsford Facility (the "Elmsford Lease"); (ii) an administrative claim for approximately $62,000, less a portion of the aforementioned security deposit, in connection with certain outstanding and unpaid rent, taxes and other charges claimed by the Landlord to be due under the Elmsford Lease; and (iii) potential claims against the Debtor for any damages incurred or other costs associated with the environmental radiological clean-up and remediation activities of the Debtor and/or T. H. Lehman in connection with the Elmsford Facility. The Debtor believes that the liquidation of the potential claims against the debtor will occur by April 30, 1997. An unsecured claim in the amount of $1,000,000, being claim no. 127 has been filed on behalf of Dorothy Compitello based upon an alleged age discrimination claim. This claim is disputed and has been classified as the Class 2 Claim. The Debtor estimates that it has no liability to this claimant but will have on file an objection to this claim prior to the hearing on confirmation of the Plan. (See 2A immediately below for a more detailed discussion of this claim). In addition, Colonia Insurance Company ("Colonia") has filed an unsecured claim in the amount of $359,301, being claim no. 126. This claim is disputed and has been classified as the Class 3 Claim. This claim is based upon a performance bond procured on behalf of Prolite Sign and Maintenance Co., Inc. ("Prolite") pertaining to a job at the University of Maryland. The Debtor alleges that the job was completed during the course of this Chapter 11 case and that Colonia's claim has been satisfied. Colonia has recourse against the University of Maryland for payments due under the job, has claims against Prolite, Helionetics, and Tri-Lite, Inc. The Debtor is advised that Tri-Lite intends to object to an identical claim filed by Colonia in its Chapter 11 case. The Debtor estimates that it has no liability to Colonia but will have on file an objection to this claim prior to the hearing on confirmation of the Plan.

         (D)      Consolidation of Debtor's Business Operations in West Nyack,
New York

         At the commencement of this case, the Debtor was paying rent on two facilities: Elmsford, New York and West Nyack, New York. After protracted negotiations with the State of New York Department of Labor, the Debtor was able to satisfy the financial requirements for the transfer of its hazardous materials license to the new facility in West Nyack, New York. As of the end of December, 1996, the Debtor's entire operations were out of the West Nyack facility.

         (E)      Environmental Clean-up of Former Facility in Elmsford, New
York

         In July of 1996, Robert Martin Company, LLC ("Robert Martin") filed a Proof of Claim in the amount of $26,432.36 for the outstanding and unpaid rent and other charges due prepetition under the Elmsford Lease (the "RM Prepetition Claim"). The Debtor is informed and believes that Robert Martin also holds both
(i) a security deposit which it received prepetition from the Debtor in connection with the Elmsford Lease, which amounts to approximately $44,316.86 as of March 1, 1997 (the "Security Deposit"), and (ii) in conjunction with Robert Martin's successor in interest, CALI CW Realty Associates L.P. d/b/a RM CW Associates ("Cali"), an administrative claim for the outstanding and unpaid rent, taxes and other amounts due under the Elmsford Lease after the filing of the petition in the amount of $62,000 (the "RM Administrative Claim"). In addition, both Robert Martin and Cali have advised the Debtor that they hold potential claims against the Debtor for any damages incurred or other costs associated with the environmental radiological clean-up and remediation activities of the Debtor and/or T. H. Lehman which currently are ongoing at the Elmsford Facility (collectively the "Environmental Claims").

         There remained environmental issues at the Debtor's former facility in Elmsford, New York. Pursuant to an agreement with T. H. Lehman & Co., that company was responsible for assuming the costs of all environmental remediation at the Debtor's former facility. The cleanup plan was approved by the State of New York and a licensed remediation contractor was employed to perform the necessary remediation work. Work commenced in December, 1996 and is expected to last approximately 3 months. Assuming that such environmental remediation work is completed properly and to the satisfaction of the Landlord, the Debtor believes that it will have no financial responsibility for any of the cleanup costs associated with the Elmsford facility. However, as set forth in Section II.E.(C) above and in the preceding paragraph, there may be potential Environmental Claims by the Landlord against the Debtor for any damages incurred or other costs associated with the environmental radiological clean-up and remediation activities of the Debtor and/or T. H. Lehman in connection with the Elmsford Facility. The Debtor believes that the liquidation of the potential Environmental Claims against the debtor will occur by April 30, 1997.

         The Court has approved the employment of the following professionals:

         (F)      Broker & O'Keefe Professional Corporation

         The Court approved the employment of this professional as special reorganization counsel pursuant to an order entered on April 24, 1996.

         (G)      Davis & Associates

         The Court approved the employment of this professional as special reorganization counsel pursuant to an order entered on May 20, 1996.

         Currently, the following significant adversary proceedings and motions are pending: none.

2.       Other Legal Proceedings

         In addition to the proceedings discussed above, the Debtor is currently involved in the following nonbankruptcy legal proceedings:

         (A) Dorothy Compitello v. Self Powered Lighting, Inc., pending in the State of New York Executive Department, Division of Human Rights. This matter is an age discrimination claim arising from a job termination which allegedly took place on October 4, 1991. This litigation is disputed. An unsecured claim in the amount of $1,000,000 was filed with the Bankruptcy Court by Ms. Compitello's legal counsel. The Debtor disputes the Claim and believes that it has no liability to this claimant who has been classified as the Class 2 Claimant.

3.       Actual and Projected Recovery of Preferential or Fraudulent Transfers

         The Debtor does not believe that the expenses associated with preference or fraudulent transfer litigation would be cost effective in this case. As a result, no such litigation is expected to be filed by or on behalf of the Debtor.

4.       Procedures Implemented to Resolve Financial Problems

         To attempt to fix the problems that led to the bankruptcy filing, Debtor has implemented the following procedures: Debtor has obtained a more cooperative lender, has consolidated its operations, has a reliable future source of supply of tritium, and is expanding its customer base.

5.       Current and Historical Financial Conditions

         The Debtor has operated profitably throughout the pendency of this case with the exception of the months of June, November and December, 1996. The reason for the exception for those months is twofold: A critical shortage of tritium, which is essential to the manufacture of the

Debtor's products (which Debtor has corrected) and seasonal slowdown. January, 1997 will be again profitable and the Debtor anticipates a steady supply of tritium in the foreseeable future.

         The identity and fair market value of the estate's assets are listed in Exhibit A. Possible claims against Star Bank, former officers of the Debtor and
T. H. Lehman are listed at an unknown value. See also the Debtor's financial history set forth in Exhibit B which includes financial statements for the calendar years 1993, 1994 and 1995, a monthly analysis for calendar year 1996, as well as projections pertaining to the Plan.

                                      III.

                      SUMMARY OF THE PLAN OF REORGANIZATION

A.       What Creditors and Interest Holders Will Receive Under The Proposed
Plan

         As required by the Bankruptcy Code, the Plan classifies claims and interests in various classes according to their right to priority. The Plan states whether each class of claims or interests is impaired or unimpaired.

The Plan provides the treatment each class will receive.

B.       Unclassified Claims

         Certain types of claims are not placed into voting classes; instead they are unclassified. They are not considered impaired and they do not vote on the Plan because they are automatically entitled to specific treatment provided for them in the Bankruptcy Code. As such, the Proponent has not placed the following claims in a class.

         1.       Administrative Expenses

         Administrative expenses are claims for costs or expenses of administering the Debtor's Chapter 11 case which are allowed under Bankruptcy Code Section 507(a)(1). The Code requires that all administrative claims be paid on the Effective Date of the Plan, unless a particular claimant agrees to a different treatment.

         The following chart lists all of the Debtor's Section 507(a)(1) administrative claims and their treatment under the Plan (see Exhibit F for detailed information about each administrative expense claim):

---------------------------------------------------------------------------------------------------------------------

Name                                Amount Owed                    Treatment
---------------------------------------------------------------------------------------------------------------------

Broker & O'Keefe Professional       $50,000 (approx.)              Paid in full on Effective Date unless agrees to
Corporation                                                        a different treatment
---------------------------------------------------------------------------------------------------------------------

Davis & Associates                  $14,000 (approx.)              Paid in full on Effective Date unless agrees to
                                                                   a different treatment
---------------------------------------------------------------------------------------------------------------------

Robert Martin Company, LLC and      $44,000 (approx. after         Paid in full on Effective Date unless agrees to
its successor, CALI CW Realty       application of security        a different treatment
Associates LP, d/b/a RM CW          deposit)
Associates
---------------------------------------------------------------------------------------------------------------------

Clerk's Office Fees                 $1,000 (approx.)               Paid in full on Effective Date
---------------------------------------------------------------------------------------------------------------------

Office of the U.S. Trustee Fees     Unknown at this time           Paid in full on Effective Date
---------------------------------------------------------------------------------------------------------------------

TOTAL:                              $109,000 (approx.)

---------------------------------------------------------------------------------------------------------------------

         Court Approval of Fees Required:

         The Court must rule on all fees listed in this chart before the fees will be owed. For all fees except Clerk's Office fees and U.S. Trustee's fees, the professional in question must file and serve a properly noticed fee application and the Court must rule on the application. Only the amount of fees allowed by the Court will be owed and required to be paid under this Plan.

         As indicated above, the Debtor will need to pay approximately $109,000 worth of administrative claims on the Effective Date of the Plan unless the claimant has agreed to be paid later or the Court has not yet ruled on the claim. As indicated elsewhere in this Disclosure Statement, Debtor will have approximately $175,000 in cash on hand on the Effective Date of the Plan. The source of this cash will be from operations, possible third party borrowings, and borrowing under its credit facility.

         2.       Priority Tax Claims

         Priority tax claims include certain unsecured income, employment and other taxes described by Bankruptcy Code Section 507(a)(8). The Bankruptcy Code requires that each holder of such a Section 507(a)(8) priority tax claim receive the present value of such claim in deferred cash payments, over a period not exceeding six years from the date of the assessment of such tax.

         The following chart lists all of the Debtor's Section 507(a)(8) priority tax claims and their treatment under the Plan: (None under the Plan)

C.       Classified Claims and Interests

         1.       Classes of Secured Claims

         Secured claims are claims secured by liens on property of the estate. The following chart lists all classes containing Debtor's secured pre-petition claims and their treatment under the Plan:

         (None under the Plan other than the secured claim of the Landlord. The Debtor has agreed that the Landlord may immediately apply the security deposit it holds to its pre-petition claim and that it may also apply its security deposit against its administrative claim. As a result, there is no `treatment' of the Landlord's claim, as such, under the Plan)

                  Notwithstanding the provisions of 11 U.S.C. Section 1141, the Factoring Agreement (Post-Petition Bankruptcy Financing) dated December 16, 1996 between Debtor and Altres Financial, L.P., the Addendum to Factoring Agreement dated December 16, 1996, and any other amendments, modifications or replacements thereof (whether entered into before or after confirmation of the Plan), the Security Agreement dated December 16, 1996 between Helionetics, Inc. and Altres Financial, L.P. and the Guarantee dated February 24, 1997 executed by Helionetics, Inc. in favor of Altres Financial, L.P., shall continue in full force and effect after confirmation of the Plan and the security interests, assignments, and liens created or to be created thereby shall be retained and remain in full force and effect, unless otherwise agreed in writing by Debtor and Altres Financial, L.P. Such security interests, assignments and liens shall secure obligations owing to Altres Financial, L.P. incurred and arising both before and after confirmation of the Plan.

         2.       Classes of Priority Unsecured Claims

         Certain priority claims that are referred to in Bankruptcy Code Sections 507(a)(3), (4), (5), (6), and (7) are required to be placed in classes. These types of claims are entitled to priority treatment as follows: The Bankruptcy Code requires that each holder of such a claim receive cash on the Effective Date equal to the allowed amount of such claim. However, a class of unsecured priority claim holders may vote to accept deferred cash payments of a value, as of the Effective Date, equal to the allowed amount of such claim.

         The following chart lists all classes containing Debtor's Section 507(a)(3), (a)(4), (a)(5), (a)(6), and (a)(7) priority unsecured claims and their treatment under the Plan (see Exhibit G for more detailed information about each priority unsecured claim).


--------------------------------------------------------------------------------------------------------------------

CLASS #         DESCRIPTION                           IMPAIRED             TREATMENT
                                                      (Y/N)
--------------------------------------------------------------------------------------------------------------------

1               Priority unsecured claims pursuant    NO                   Paid in full in cash on Effective Date
                to Section 507(a)(3)

                Total amt of claims =

                $50,465.87

--------------------------------------------------------------------------------------------------------------------


3.       Class of General Unsecured Claims

         General unsecured claims are unsecured claims not entitled to priority under Bankruptcy Code Section 507(a). The following chart identifies the Plan's treatment of the class containing all of Debtor's general unsecured claims (see Exhibit H for detailed information about each general unsecured claim):

---------------------------------------------------------------------------------------------------------------------
    CLASS #       DESCRIPTION                 IMPAIRED            TREATMENT:

                                              (Y/N)

---------------------------------------------------------------------------------------------------------------------

    2             Disputed general            Impaired; claim     Pymt interval: Semi-Annual after initial payment
                  unsecured claim No. 127     in this class is    on Effective Date ("ED") and annual after the
                  filed on behalf of          entitled to vote    first year
                  Dorothy Compitello(1)       on the Plan         Est. pymt amt/interval:
                  Total amount of claim:                            Effective Date:            5%
                  $1,000,000                                        6 months after ED:      5% plus interest
                  Total claim estimated by                          12 months after ED    10% plus interest
                  the Debtor:  0                                    24 months after ED:   20% plus interest
                                                                    36 months after ED:   20% plus interest
                                                                    48 months after ED:   20% plus interest
                                                                    60 months after ED:   20% plus interest


                                                                  Begin date:  Effective Date (June, 1997)

                                                                  End date:  June, 2002

                                                                  Interest rate %:

                                                                  Fixed rate of two percentage points (2%)
                                                                  over the Prime Rate of Interest as published
                                                                  in the Wall Street Journal on the Effective
                                                                  Date

                                                                  Total payout %:  (100%)

                                                                  Total dollar payout: The principal amount of
                                                                  the allowed claim as of the Allowance Date
                                                                  plus interest as provided for above.

    3             Disputed general            Impaired; claim
                  unsecured claim No.         in this
---------------------------------------------------------------------------------------------------------------------

(1) This claim is disputed. Debtor intends to object to this claim. Debtor will request that the Court not "allow" this claim against the Debtor for distribution purposes until there is a final judgment from a Court of competent jurisdiction and no further appeals therefrom are permissible under applicable state or federal law (the "Allowance Date").


                                              class is            Pymt interval: Semi-Annual after initial payment
                  126 of Colonia Insurance    entitled to vote    on Effective Date ("ED") and annual after the
                  Company.(2)                 on the Plan         first year

                  Total amount of claim:                          Est. pymt amt/interval:
                  $358,301                                          Effective Date:            5%

                  Total claim estimated by                          6 months after ED:      5% plus interest
                  the Debtor:  0                                    12 months after ED    10% plus interest
                                                                    24 months after ED:   20% plus interest
                                                                    36 months after ED:   20% plus interest
                                                                    48 months after ED:   20% plus interest
                                                                    60 months after ED:   20% plus interest

                                                                  Begin date:  Effective Date (June, 1997)

                                                                  End date:  June, 2002

                                                                  Interest rate %:

                                                                  Fixed rate of two percentage points (2%)
                                                                  over the Prime Rate of Interest as published
                                                                  in the Wall Street Journal on the Effective
                                                                  Date

                                                                  Total payout %:  (100%)

                                                                  Total dollar payout: The principal amount of
                                                                  the allowed claim as of the Allowance Date
                                                                  plus interest as provided for above.



--------
(2) This claim is disputed. Debtor intends to object to this claim. Debtor will request that the Court not "allow" this claim against the Debtor for distribution purposes until there is a final judgment from a Court of competent jurisdiction and no further appeals therefrom are permissible under applicable state or federal law (the "Allowance Date").


    4             General unsecured claims    Impaired; claims    Pymt interval: Semi-Annual after initial payment
                  Total amount of claims =    in this class are   on Effective Date ("ED") and annual after the
                  $500,000 (approx.)          entitled to vote    first year
                                              on the Plan         Est. pymt amt/interval:

                                                                    Effective Date:            5%
                                                                    6 months after ED:      5% plus interest
                                                                    12 months after ED    10% plus interest
                                                                    24 months after ED:   20% plus interest
                                                                    36 months after ED:   20% plus interest
                                                                    48 months after ED:   20% plus interest
                                                                    60 months after ED:   20% plus interest

                                                                  Begin date:  Effective Date (June, 1997)

                                                                  End date:  June, 2002

                                                                  Interest rate %:

                                                                  Fixed rate of two percentage points (2%)
                                                                  over the Prime Rate of Interest as published
                                                                  in the Wall Street Journal on the Effective
                                                                  Date

                                                                  Total payout %:  (100%)

                                                                  Total dollar payout:  Approx. $500,000,
                                                                   representing the principal amount of the
                                                                   allowed claims of unsecured creditors plus
                                                                   interest as provided for above.



    5             General unsecured claims    Impaired; claims    Pymt interval: Semi-Annual after initial payment
                  consisting of a             in this class are   on Effective Date ("ED")
                  convenience class of $500   entitled to vote    Est. pymt amt/interval:
                  or less or who elect to     on the Plan           Effective Date:            50%
                  reduce to $500 on the                             6 months after ED:      50% plus interest
                  ballots relating to the                         Begin date:  Effective Date (June, 1997)
                  confirmation of the Plan                        End date:  December, 1997
                  Total amount of claims in                       Interest rate %:
                  this Class are estimated                          Fixed rate of two percentage points (2%) over
                  to be (90) in number                              the Prime Rate of Interest as published in the
                  Total dollar amount of                            Wall Street Journal on the Effective Date
                  claims in this class is                         Total payout %:  (100%)
                  estimated to be in the                          Total dollar payout:  $18,500 plus accrued
                  amount of $18,500                                 interest

4.       Class of Interest Holder

         Interest holders are the parties who hold ownership interest (i.e., equity interest) in the Debtor. Since the Debtor is a corporation, entities holding preferred or common stock in the Debtor are interest holders. The following chart identifies the Plan's treatment of the class of the Interest Holder (see Exhibit I for more detailed information about the Interest Holder):

---------------------------------------------------------------------------------------------------------------------
CLASS #           DESCRIPTION                       IMPAIRED                 TREATMENT
                                                    (Y/N)
---------------------------------------------------------------------------------------------------------------------
6                 Interest holder                   Not Impaired; claims     Retains interest in the Debtor.
                                                    in this class are
                                                    not entitled to vote
                                                    on Plan; class is
                                                    deemed to have
                                                    accepted Plan


D.       Means of Effectuating the Plan

         1.       Funding for the Plan

         The Plan will be funded by the following: Revenues generated by the Debtor from its operations, along with possible borrowing from a new financial entity which would provide account receivable and inventory and equipment financing, along with possible borrowing from parties which have previously lent funds to the Debtor.

         2.       Post-Confirmation Management

         The post-confirmation management of the Debtor will be Jack Katz, Joseph Zanfordino and Renee Becker.

         3.       Disbursing Agent

         The Reorganized Debtor shall act as the Disbursing Agent for the purpose of making all distributions provided for under the Plan. The Disbursing Agent shall serve without bond.

E.       Risk Factors

         The proposed Plan has the following risks:

         A) Future Operations. The majority of payments called for under the Plan are based on the Debtor's payment thereof out of future operations. The Debtor believes that its projections will be met and that the necessary payments scheduled to be made to unsecured creditors will be made in a timely fashion. The possibility exists that the projections will not be met and the Debtor placed in position in which it would be unable to make the payments called for under the Plan. The Debtor believes, however, that the future market for its products is good, that it has put procedures in place to maximize future profitability, and that it is confident that it will be in a position to meet its projected payment schedule.

         B) Disputed Claims. The Debtor has made certain assumptions regarding certain disputed claims which it has classified as Classes 2 and 3. Debtor has been advised by its outside litigation counsel that the likelihood of a significant recovery, if any, by Class 2 Claimant Dorothy Compitello is remote based upon the facts discovered to date. The Debtor has been advised that the claim upon which the Class 3 Claim of Colonia Insurance has been filed has been satisfied by performance by Prolite or its subcontractors. The possibility exists that the Debtor's assumptions will be in error. In such event, the Plan nonetheless proposes paying out both claims, with interest, over an extended period of time to allow for the full payment thereof.

F.       Other Provisions of the Plan

         1.       Executory Contracts and Unexpired Leases

                  a.       Assumptions

         The following are the unexpired leases and executory contracts to be assumed as obligations of the reorganized Debtor under this Plan (see Exhibit C for more detailed information on unexpired leases to be assumed and Exhibit D for more detailed information on executory contracts to be assumed (none under the Plan)):

         1)       Bradley Corporate Park (West Nyack, New York facility)
         2)       Toshiba Easy Lease (copier)
         3)       Republic Leasing Company (production machinery)
         4)       Pitney Bowes Credit Corp. (postage machine)

         On the Effective Date, each of the unexpired leases and executory contracts listed above shall be assumed as obligations of the Reorganized Debtor. The Order of the Court confirming the Plan shall constitute an Order approving the assumption of each lease and contract listed above. If you are a party to a lease or contract to be assumed and you object to the assumption of your lease or contract, you must file and serve your objection to the Plan within the deadline for objecting to the confirmation of the Plan. See Section I.B.3. of this document for the specific date.

                  b.       Rejections

         On the Effective Date, the following executory contracts and unexpired leases will be rejected:


         1) Spalding Office Systems (microfilm camera; repossessed during the case)

         The Order Confirming the Plan shall constitute an Order approving the rejection of the lease or contract. If you are a party to a contract or lease to be rejected and you object to the rejection of your contract or lease, you must file and serve your objection to the Plan within the deadline for objecting to the confirmation of the Plan. See Section I.B.3. of this document for the specific date.

         THE BAR DATE FOR FILING A PROOF OF CLAIM BASED ON A CLAIM ARISING FROM THE REJECTION OF A LEASE OR CONTRACT IS 30 DAYS FROM THE EFFECTIVE DATE. Any claim based on the rejection of a contract or lease will be barred if the proof of claim is not timely filed, unless the Court later orders otherwise.

2.       Changes in Rates Subject To Regulatory Commission Approval

         This Debtor is not subject to governmental regulatory commission approval of its rates.

3.       Retention of Jurisdiction

         The Court will retain jurisdiction to the extent provided by law.

G.       Tax Consequences of Plan

         CREDITORS AND INTEREST HOLDERS CONCERNED WITH HOW THE PLAN MAY AFFECT THEIR TAX LIABILITY SHOULD CONSULT WITH THEIR OWN ACCOUNTANTS, ATTORNEYS, AND/OR ADVISORS. The following disclosure of possible tax consequences is intended solely for the purpose of alerting readers about possible tax issues this Plan may present to the Debtor. The Proponent CANNOT and DOES NOT represent that the tax consequences contained below are the only tax consequences of the Plan because the Tax Code embodies many complicated rules which make it difficult to state completely and accurately all the tax implications of any action.

         The following are the tax consequences which the Plan will have on the Debtor's tax liability: None because the claims of creditors are being paid in full over the life of the Plan. There is no debt forgiveness under the Plan.


                                      IV.

                    CONFIRMATION REQUIREMENTS AND PROCEDURES

         PERSONS OR ENTITIES CONCERNED WITH CONFIRMATION OF THIS PLAN SHOULD CONSULT WITH THEIR OWN ATTORNEYS BECAUSE THE LAW ON CONFIRMING A PLAN OF REORGANIZATION IS VERY COMPLEX. The following discussion is intended solely for the purpose of alerting readers about basic confirmation issues, which they may wish to consider, as well as certain deadlines for filing claims. The Proponent CANNOT and DOES NOT represent that the discussion contained below is a complete summary of the law on this topic.

         Many requirements must be met before the Court can confirm a Plan. Some of the requirements include that the Plan must be proposed in good faith, acceptance of the Plan, whether the Plan pays creditors at least as much as creditors would receive in a Chapter 7 liquidation, and whether the Plan is feasible. These requirements are not the only requirements for confirmation.

A.       Who May Vote or Object

         1.       Who May Object to Confirmation of the Plan

         Any party in interest may object to the confirmation of the Plan, but as explained below not everyone is entitled to vote to accept or reject the Plan.

         2.       Who May Vote to Accept/Reject the Plan

         A creditor or interest holder has a right to vote for or against the Plan if that creditor or interest holder has a claim which is both (1) allowed or allowed for voting purposes and (2) classified in an impaired class.

                  a.       What Is an Allowed Claim/Interest

         As noted above, a creditor or interest holder must first have an allowed claim or interest to have the right to vote. Generally, any proof of claim or interest will be allowed, unless a party in interest brings a motion objecting to the claim. When an objection to a claim or interest is filed, the creditor or interest holder holding the claim or interest cannot vote unless the Court, after notice and hearing, either overrules the objection or allows the claim or interest for voting purposes.

         THE BAR DATE FOR FILING A PROOF OF CLAIM IN THIS CASE WAS JULY 7, 1996. A creditor or interest holder may have an allowed claim or interest even if a proof of claim or interest was not timely filed. A claim is deemed allowed if
(1) it is scheduled on the Debtor's schedules and such claim is not scheduled as disputed, contingent, or unliquidated, and (2) no party in interest has objected to the claim. An interest is deemed allowed if it is scheduled and no party in interest has objected to the interest. Consult Exhibits F through L to see how the Proponent has characterized your claim or interest.

                  b.       What Is an Impaired Claim/Interest

         As noted above, an allowed claim or interest only has the right to vote if it is in a class that is impaired under the Plan. A class is impaired if the Plan alters the legal, equitable, or contractual rights of the members of that class. For example, a class comprised of general unsecured claims is impaired if the Plan fails to pay the members of that class 100% of what they are owed.

         In this case, the Proponent believes that classes 2, 3, 4 and 5 are impaired and that holders of claims in each of these classes are therefore entitled to vote to accept or reject the Plan. The Proponent believes that classes 1 and 6 are unimpaired and that holders of claims in each of these classes therefore do not have the right to vote to accept or reject the Plan. Parties who dispute the Proponent's characterization of their claim or interest as being impaired or unimpaired may file an objection to the Plan contending that the Proponent has incorrectly characterized the class.


         3. Who Is Not Entitled to Vote

         The following four types of claims are not entitled to vote: (1) claims to which objections have been filed or that have been disallowed; (2) claims in unimpaired classes; (3) claims entitled to priority pursuant to Bankruptcy Code Sections 507(a)(1), (a)(2), and (a)(8), and (4) claims in classes that do not receive or retain any value under the Plan. Claims in unimpaired classes are not entitled to vote because such classes are deemed to have accepted the Plan. Claims entitled to priority pursuant to Bankruptcy Code Sections 507(a)(1),
(a)(2), and (a)(7) are not entitled to vote because such claims are not placed in classes and they are required to receive certain treatment specified by the Code. Claims in classes that do not receive or retain any value under the Plan do not vote because such classes are deemed to have rejected the Plan. EVEN IF YOUR CLAIM IS OF THE TYPE DESCRIBED ABOVE, YOU MAY STILL HAVE A RIGHT TO OBJECT TO THE CONFIRMATION OF THE PLAN.

         4.       Who Can Vote in More Than One Class

         A creditor whose claim has been allowed in part as a secured claim and in part as an unsecured claim is entitled to accept or reject a Plan in both capacities by casting one ballot for the secured part of the claim and another ballot for the unsecured claim.

         5.       Votes Necessary to Confirm the Plan

         If impaired classes exist, the Court cannot confirm the Plan unless (1) at least one impaired class has accepted the Plan without counting the votes of any insiders within that class, and (2) all impaired classes have voted to accept the Plan, unless the Plan is eligible to be confirmed by "cramdown" on non-accepting classes, as discussed later in Section IV.A.8.

         6.       Votes Necessary for a Class to Accept the Plan

         A class of claims is considered to have accepted the Plan when more than one-half (1/2) in number and at least two-thirds (2/3) in dollar amount of the claims which actually voted, voted in favor of the Plan. A class of interests is considered to have "accepted" the Plan when at least two-thirds (2/3) in amount of the interest-holders of such class which actually voted, voted to accept the Plan.

         7.       Treatment of Nonaccepting Classes

         As noted above, even if all impaired classes do not accept the proposed Plan, the Court may nonetheless confirm the Plan if the nonaccepting classes are treated in the manner required by the Bankruptcy Code. The process by which nonaccepting classes are forced to be bound by the terms of a Plan is commonly referred to as "cramdown." The Bankruptcy Code allows the Plan to be "crammed down" on nonaccepting classes of claims or interests if it meets all consensual requirements except the voting requirements of Section 1129(a)(8) and if the Plan does not "discriminate unfairly" and is "fair and equitable" toward each impaired class that has not voted to accept the Plan as referred to in Section 1129(b) and applicable case law.

         8.       Request for Confirmation Despite Nonacceptance by Impaired
                  Class(es)

         The party proposing this Plan will ask the Court to confirm this Plan by cramdown on impaired classes 2, 3, 4 and 5 if any of these classes do not vote to accept the Plan.

         Please note that the proposed Plan treatment described by this Disclosure Statement cannot be crammed down on the following classes: none.

B.       Liquidation Analysis

         Another confirmation requirement is the "Best Interest Test", which requires a liquidation analysis. Under the Best Interest Test, if a claimant or interest holder is in an impaired class and that claimant or interest holder does not vote to accept the Plan, then that claimant or interest holder must receive or retain under the Plan property of a value not less than the amount that such holder would receive or retain if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code.

         In a Chapter 7 case, the Debtor's assets are usually sold by a Chapter 7 trustee. Secured creditors are paid first from the sales proceeds of properties on which the secured creditor has a lien. Administrative claims are paid next. Next, unsecured creditors are paid from any remaining sales proceeds, according to their rights to priority. Unsecured creditors with the same priority share in proportion to the amount of their allowed claim in relationship to the amount of total allowed unsecured claims. Finally, interest holders receive the balance that remains after all creditors are paid, if any.

         For the Court to be able to confirm this Plan, the Court must find that all creditors and interest holders who do not accept the Plan will receive at least as much under the Plan as such holders would receive under a Chapter 7 liquidation. The Plan Proponent maintains that this requirement is met here for the following reasons: The liquidation value of the Debtor's assets is not equal to 100% of the projected claims which will be paid by the Reorganized Debtor in this case.

         Below is a demonstration, in balance sheet format, that all creditors and interest holders will receive at least as much under the Plan as such creditor or interest holder would receive under a Chapter 7 liquidation. (See Exhibit E for a detailed explanation of how the following assets are valued). This information is provided by the Debtor's books and records as of December 31, 1996:

ASSETS VALUED AT LIQUIDATION VALUES:

CURRENT ASSETS

a.       Cash on hand                            $137,000

b.       Accounts receivable                     $147,000 (75% of book value)

c.       Inventories                             $120,000 (30% of book value)

TOTAL CURRENT ASSETS                             $404,000

FIXED ASSETS

a.       Office furniture & equipment            $26,000 (20% of book value)

b.       Machinery & equipment                   $36,000 (20% of book value)

c.       Automobiles                             $1,000 (50% of book value)

d.       Buildings & Land                        $0

TOTAL FIXED ASSETS                               $63,000

OTHER ASSETS

a.       Deposits                                $0

b.       Litigation claims                       $ Unknown

TOTAL OTHER ASSETS                               $0

TOTAL ASSETS AT LIQUIDATION VALUE                $467,000

Less:

Secured creditor's recovery                      $250,000

Less:

Chapter 7 trustee fees and expenses              $25,000

Less:

Chapter 11 administrative expenses               $109,000

Priority claims, excluding
administrative expense claims                    $50,465

Less:

Debtor's claimed exemptions                      $0

(1) Balance for unsecured claims                 $77,000

(2) Total amt of unsecured claims                $500,000 (approx. - undisputed)

% OF THEIR CLAIMS WHICH UNSECURED CREDITORS WOULD RECEIVE OR RETAIN IN A CHAPTER 7 LIQUIDATION = 15%

% OF THEIR CLAIMS WHICH UNSECURED CREDITORS WILL RECEIVE OR RETAIN UNDER THIS
PLAN: = 100%

         Below is a demonstration, in tabular format, that all creditors and interest holders will receive at least as much under the Plan as such creditor or holder would receive under a Chapter 7 liquidation:

---------------------------------------------------------------------------------------------------------------------

CLAIMS & CLASSES                    PAYOUT PERCENTAGE                   PAYOUT PERCENTAGE IN CHAPTER 7 LIQUIDATION
-----------------                   -----------------                   ------------------------------------------
                                    UNDER THE PLAN
                                    --------------
---------------------------------------------------------------------------------------------------------------------

Administrative Claims               100%                                100%
---------------------------------------------------------------------------------------------------------------------

Priority Claims                     100%                                100%
---------------------------------------------------------------------------------------------------------------------

Class 1 - Priority Wage Claims      100%                                100%
---------------------------------------------------------------------------------------------------------------------

Class 2 - Disputed Compitello       100%                                Less than 100%
Claim
---------------------------------------------------------------------------------------------------------------------

Class 3 - Disputed Colonia          100%                                Less than 100%
Insurance Claim
---------------------------------------------------------------------------------------------------------------------

Class 4 - General Unsecured Claims  100%                                Less than 100%
---------------------------------------------------------------------------------------------------------------------

Class 5 - General Unsecured         100%                                Less than 100%
convenience class
---------------------------------------------------------------------------------------------------------------------

Class 6 - Interest Holder           Retains interest                    Loses interest
---------------------------------------------------------------------------------------------------------------------


C.       Feasibility

         Another requirement for confirmation involves the feasibility of the Plan, which means that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan.

         There are at least two important aspects of a feasibility analysis. The first aspect considers whether the Debtor will have enough cash on hand on the Effective Date of the Plan to pay all the claims and expenses which are entitled to be paid on such date. The Plan Proponent maintains that this aspect of feasibility is satisfied as illustrated here:

Cash Debtor anticipates it will have on hand by Effective Date:   $200,000
To Pay: Administrative claims                                                -$109,000
To Pay: Statutory costs & charges                                            -$1,000
To Pay: Other Plan Payments due on Effective Date                            -$50,465 + Classes 4
                                                                             and 5 payments
                                                                             ($35,000)
Balance after paying these amounts................                           $4,000 (approx)

The sources of the cash Debtor anticipates it will have on hand by the Effective Date, as shown above are:

$17,900        Cash in DIP Account (as of 2/20/97)

+$90,000 Additional cash DIP will accumulate from net earnings between now and Effective Date

+$70,000       Borrowing from Factoring Line3

+$25,000       Third Party Borrowing4

+0             Capital Contributions

+0             Other

$202,900       Total


         Borrowing is from Debtor's existing post-petition line of credit with Altres and will be paid back as follows: In accordance with the terms and conditions of the existing loan documentation.

         The second aspect considers whether the Proponent will have enough cash over the life of the Plan to make the required Plan payments.

--------
(3) Debtor expects its availability to significantly increase as a result of an anticipated increase in its sales.

(4) Debtor may need to borrow funds from parties who have previously loaned funds to it during the course of this case. Such parties are identified at
Section II.E.1.(A) hereinabove. To the extent that these funds are not available, the Debtor will have to make arrangements with one or more admininstrative claimants to take payments over time. Ms. Susan Barnes has indicated her commitment to make funds available to the Debtor.

         The Proponent has provided financial statements which include both historical and projected financial information. Please refer to Exhibit B for the relevant financial statements. YOU ARE ADVISED TO CONSULT WITH YOUR ACCOUNTANT OR FINANCIAL ADVISOR IF YOU HAVE ANY QUESTIONS PERTAINING TO THESE FINANCIAL STATEMENTS.

         In summary, the Plan proposes to pay the claims of unsecured creditors each six months after an initial payment on the Effective Date . As Debtor's financial projections demonstrate, Debtor will have an average cash flow, after paying operating expenses, reserving payments to creditors before interest and post-confirmation taxes, of approximately $250,000 or more each six months for the life of the Plan. The final Plan payment is expected to be paid on June, 2002 for Classes 2, 3 and 4. The Plan Proponent contends that Debtor's financial projections are feasible. As shown by Debtor's historical financial statements, Debtor's average net income, after paying operating expenses and taxes, in the three years preceding the filing of this bankruptcy case is ($5,980). During 1994, with annual sales of $3,488,057, the Debtor's net income, after paying operating expenses and taxes, was $305,055. Debtor's average monthly sales have varied during the course of the bankruptcy case as a result of interruption in its supply of tritium, an element critical to the manufacture of its self-luminous safety signs. Monthly sales have been in excess of $255,000 for seven (7) out of the 10 months it has been in Chapter 11, with a positive net income on an accrual basis per the monthly operating reports filed with the Office of the United States Trustee for those months of $114,000, after making provision for the extraordinary expenses relating to Chapter 11 in the form of attorneys' fees and accounting costs attributable thereto. Sales in May, 1996 were $298,371; September, 1996 were $321,765 and January, 1997 were approximately $314,000. The Debtor posted losses on its monthly operating reports for three (3) months during the course of the case: June, 1996 ($93,153 on sales of $79,723); November, 1996 ($57,903 on sales of $150,632) and
December, 1996 ($82,521 on sales of $99,179). The drop in sales for each of the aforementioned three months was solely due to the shortage of tritium in the Debtor's operations.

         The Debtor has located a reliable future source of tritium and has a firm work order backlog in excess of $1,000,000. Furthermore, as discussed earlier in the Disclosure Statement at Section II.D.4., Debtor has implemented procedures to decrease costs and increase income to make sure that its sales will consistently be above the minimum $300,000 per month level throughout the course of the Plan payment period.

                                       V.

                         EFFECT OF CONFIRMATION OF PLAN

A.       Discharge

         This Plan provides that upon confirmation of the Plan, the Debtor shall be discharged of liability for payment of debts incurred before confirmation of the Plan to the extent specified in Bankruptcy Code Section 1141.

However, the discharge will not discharge any liability imposed by the Plan.

B.       Revesting of Property in the Debtor

         Except as provided in Section V.E., and except as provided elsewhere in the Plan, the confirmation of the Plan revests all of the property of the estate in the Debtor.

C.       Modification of Plan

         The Proponent of the Plan may modify the Plan at any time before confirmation. However, the Court may require a new disclosure statement and/or revoting on the Plan.

         The Proponent of the Plan may also seek to modify the Plan at any time after confirmation only if (1) the Plan has not been substantially consummated and (2) the Court authorizes the proposed modifications after notice and a hearing.

D.       Post-Confirmation Status Report

         Within 120 days of the entry of the order confirming the Plan, Plan Proponent shall file a status report with the Court explaining what progress has been made toward consummation of the confirmed Plan. The status report shall be served on the United States Trustee, the twenty largest unsecured creditors, and those parties who have requested special notice. Further status reports shall be filed every 120 days and served on the same entities.

E.       Post-Confirmation Conversion/Dismissal

         A creditor or party in interest may bring a motion to convert or dismiss the case under Bankruptcy Code Section 1112(b), after the Plan is confirmed, if there is a default in performing the Plan. If the Court orders the case converted to Chapter 7 after the Plan is confirmed, then all property that had been property of the Chapter 11 estate, and that has not been disbursed pursuant to the Plan, will revest in the Chapter 7 estate. The automatic stay will be reimposed upon the revested property, but only to the extent that relief from stay was not previously authorized by the Court during this case.

         The order confirming the Plan may also be revoked under very limited circumstances. The Court may revoke the order if the order of confirmation was procured by fraud and if a party in interest brings an adversary proceeding to revoke confirmation within 180 days after the entry of the order of confirmation.

F.       Final Decree

         Once the estate has been fully administered as referred to in Bankruptcy Rule 3022, the Plan Proponent, or such other party as the Court shall designate in the Plan Confirmation Order, shall file a motion with the Court to obtain a final decree to close the case.

Date:  March ___, 1997                  SELF POWERED LIGHTING, INC.,
                                            Debtor and Debtor-in-Possession
                                            (PLAN PROPONENT)

                                            By: ________________________________
                                                JACK KATZ, President

                                            BROKER & O'KEEFE
                                            PROFESSIONAL CORPORATION

                                            By:  _______________________________
                                                JEFFREY W. BROKER
                                            Special Reorganization Counsel
                                            for Debtor and Debtor-in-Possession

                                      VI.

                             SUPPORTING DECLARATION
                                 OF JACK H. KATZ

         I, Jack H. Katz, do hereby declare and state as follows:

         1. The matters testified to herein are based upon my own personal knowledge, and if called as a witness, I could and would competently testify thereto.

         2. I am the President and Chief Executive Officer of Self-Powered Lighting, Inc., a New York corporation, the debtor and debtor in possession herein (the "Debtor"). As a result, I am authorized to make this declaration in support of the Debtor's Original Disclosure Statement Describing Debtor's Original Chapter 11 Plan (the "Disclosure Statement").

         3. The Debtor filed its voluntary petition under Chapter 11 of the Bankruptcy Code on March 22, 1996 (the "Petition Date").

         4. The Debtor is a wholly owned subsidiary of Tri-Lite, Inc., a Pennsylvania corporation ("Tri-Lite"). Tri-Lite is a publicly held corporation and Helionetics, Inc. ("Helionetics") and Susan Barnes hold in excess of fifty percent (50%) of Tri-Lite's outstanding stock. Tri-Lite purchased one hundred percent (100%) of the Debtor's common stock from Helionetics in 1995.

                  5. Tri-Lite and the Debtor specialize in the manufacture and sale of lighting fixtures. In particular, the Debtor is in the business of manufacturing self-luminous safety signs for the commercial and aircraft markets. The Debtor has been in this business since 1968. These commercial signs are designed to meet NFPA Life Safety Code as well as Underwriters Laboratories requirements. Since the 1960's, SPL has been manufacturing self-luminous aircraft and other types of safety markers for aircraft doors and cockpits, which meet or exceed all FAA requirements. SPL also produces self-luminous EXIT signs and other safety signs for commercial buildings. In the late 1980's SPL added a series of low energy EXIT signs to its product line utilizing Light Emitting Diode (LED) technology. SPL anticipates an increase in both its commercial self-luminous and LED business over the next five (5) years. The Debtor's business at the time of the commencement of this case was carried on at two locations, but operations have been consolidated during the course of this case into a single facility located at 169 Western Highway, Bradley Corporate Park, West Nyack, NY 10994. The Debtor manufactures and markets exit and emergency signage for use in aircraft and commercial buildings.

                  6. In June of 1995, the Debtor and Tri-Lite as co-borrowers entered into a loan agreement (the "Loan") with Star Bank, N.A. (the "Bank") pursuant to which the Bank made available a five million dollar ($5,000,000) line of credit (the "Loan"). As security for the Loan, the Bank was granted a lien on substantially all of the Debtor's and Tri-Lite's inventory, accounts receivable, and other operating assets.

                  7. Tri-Lite was declared in default under the Loan as early as September 1995 and Helionetics was never advised thereof. In fact, it was not until late January of 1996 that Helionetics first learned of the claimed default.

                  8. On December 6, 1996, this Court entered its Order Granting Debtor's Motion for Order Approving Entry into Post-Petition Replacement Financing Agreement, which permitted the Debtor to replace the Bank with Altres Financial as Tri-Lite's senior secured lender.

                  9. During the course of this case, the Debtor was granted final permission from several New York state agencies to complete the move of its business operations, which involve the working with radioactive materials, from Elmsford, New York (the "Elmsford Facility") to a new, state of the art facility located in West Nyack, New York (the "West Nyack Facility").

                  10. The Debtor has made substantial progress in the reorganization of its business affairs since this proceeding's inception. The Debtor completed its move from the Elmsford Facility to the West Nyack Facility. The Debtor has also arranged for the radioactive clean-up of the Elmsford Facility through its former sole shareholder, T. H. Lehman & Co. Thus, upon satisfaction of the obligations owed to the lessor of the Elmsford Facility, the Debtor will save well over $9,000 per month on its current monthly rent obligation alone.

                  11. Furthermore, I have been diligently soliciting new customers and am currently working toward securing new stable sources of supplies of the radioactive material tritium used in manufacturing certain of the Debtor's key products. The Debtor experienced shortages of tritium briefly during three months while it was in Chapter 11, which had a damaging effect upon monthly shipments (sales). I firmly believe that the tritium supply problem has been corrected and that the Debtor can be assured a steady supply for years to come. In short, the Debtor is continuing to make strides to ensure its success.

                  12. I have conferred with management of the Debtor in preparing the liquidation analysis set forth at Section IV.B. of the Disclosure Statement. Preliminarily, the information is as of December 31, 1996. The Debtor had substantial cash on hand at that time ($137,000) but has expended a substantial amount of cash in the purchase of tritium and in maintaining a current status in its trade payables. The Debtor estimates that in the event the case was converted to a chapter 7, customers would be tardy in payments and would assert claims for warranty work and possibly contract-related damages for lack of future shipments. The inventories of raw materials and limited finished good is valued at a realistic net value taking into account the fact that the radioactive materials would be difficult to dispose of and that the remaining products would be sold at a distressed price. Similarly, the liquidation valuation for office furniture and equipment and machinery and equipment is based upon the specialized nature of the equipment, its age, the fact that a large part of same is in areas where radioactive materials are present, and the experience of the Tri-Lite corporate parent with an auction of excess office furniture, machinery and equipment last summer in Cleveland, Ohio where the results were very disappointing. It should also be noted that in the event of a Chapter 7 that the new facility in West Nyack would have to be remediated, which is a substantial cost item we simply have been unable to quantify at this point. I do know that T. H. Lehman & Co. is paying in excess of $220,000 to complete the remediation of the Elmsford Facility.

                  13. Sales for the month of January, 1997 increased dramatically from November and December, 1996. This was due to the location of a reliable source of supply of tritium. The Debtor has a firm work order backlog in excess of $1,000,000. The Debtor has implemented procedures for decreasing costs. In particular, the Debtor is no longer paying rent on two facilities as it did during the entirety of 1996. In addition, the consolidation of operations at a state of the art facility will result in cost savings at the production level. The Debtor is expanding its business base and is actively going after sales in new markets. I am convinced that sales will, in the future, consistently remain at the $300,000 level or greater per month and that the projections attached to the Disclosure Statement as part of Exhibit B are feasible.

         I declare under penalty of perjury that the foregoing is true and correct. Executed this ___ day of March, 1997, at Newport Beach, California.

                                         --------------------------------------
                                                       JACK H. KATZ

                         EXHIBIT A - LIST OF ALL ASSETS(1)

ASSETS VALUED AT BOOK VALUES (as of December 31, 1996):

CURRENT ASSETS

a.                Cash on hand                                       $137,000

b.                Accounts receivable                                $196,000

c.                Inventories                                        $394,000

TOTAL CURRENT ASSETS                                                 $727,000

FIXED ASSETS

a.                Office furniture & equipment (at cost)             $130,000

b.                Machinery & equipment (at cost)                    $183,000

c.                Automobiles                                        $2,000

d.                Leasehold improvements - West Nyack                $229,000

e.                (Leasehold improvements - Elmsford)(2)             $0

f.                (Less Accumulated Depreciation)                    $316,000

TOTAL FIXED ASSETS                                                   $228,000

OTHER ASSETS

a.                Possible litigation claims - Star Bank, Former     $ Unknown
                  Officers and Directors, and T. H. Lehman & Co

b.                Deposits                                           $145,000

TOTAL OTHER ASSETS                                                   $145,000 +
                                                                       Unknown

TOTAL ASSETS AT BOOK VALUE                                           $1,100,000

--------
(1) Unless indicated otherwise, all values have been provided by the Debtor and are consistent with those values presented on the Debtor's Schedule of Assets and Liabilities which are filed with the Court.

(2) Debtor has moved out of this facility and there is no remaining value to the Debtor.

                        EXHIBIT B - FINANCIAL STATEMENTS

         As directed by the Court, the historical financial statements for the three years preceding the petition date, calendar year 1996, and projected financial statements for the life of the Plan are attached. This information is supplied by Renee Becker, the controller of the Debtor, and is based on the Debtor's books and records, financial statements and projections prepared in consultation with Messrs. Katz, Zanfordino and the Board of Directors of the Debtor. The following is a listing of the financial information provided and the pages where the same are located:

      (a)  Pages:  38-44     Financial statements for calendar year 1993
      (b)  Pages:  45-51     Financial statements for calendar year 1994
      (c)  Pages:  52-58     Financial statements for calendar year 1995
      (d)  Pages:  59-60     Monthly analysis for calendar year 1996
      (e)  Pages:  60A-F     Cash Flow Forcast for calendar years 1997-2002
      (f)  Page:  61         Summary of projections for calendar years 1997-2002
      (g)  Pages:  62-64     Projections for calendar year 1997
      (h)  Pages:  65-67     Projections for calendar year 1998
      (i)  Pages:  68-70     Projections for calendar year 1999
      (j)  Pages:  71-73     Projections for calendar year 2000
      (k)  Pages:  74-76     Projections for calendar year 2001
      (l)  Pages:  77-79     Projections for calendar year 2002

                                                      TABLE OF CONTENTS
I. INTRODUCTION...................................................................................................2
   A. Purpose of This Document....................................................................................2
   B. Deadlines for Voting and Objecting; Date of Plan Confirmation Hearing.......................................3

      1. Time and Place of the Confirmation Hearing...............................................................3
      2. Deadline For Voting For or Against the Plan..............................................................4
      3. Deadline For Objecting to the Confirmation of the Plan...................................................4
      4. Identity of Person to Contact for More Information Regarding the Plan....................................4

   C. Disclaimer..................................................................................................4

II. BACKGROUND....................................................................................................4
   A. Description and History of the Debtor's Business............................................................4
   B. Principals/Affiliates of Debtor's Business..................................................................5
   C. Management of the Debtor Before and After the Bankruptcy....................................................5
   D. Events Leading to Chapter 11 Filing.........................................................................6
   E. Significant Events During the Bankruptcy....................................................................7

      1. Bankruptcy Proceedings...................................................................................7
      2. Other Legal Proceedings.................................................................................11
      3. Actual and Projected Recovery of Preferential or Fraudulent Transfers ..................................11
      4. Procedures Implemented to Resolve Financial Problems....................................................11
      5. Current and Historical Financial Conditions.............................................................11

III. SUMMARY OF THE PLAN OF REORGANIZATION.......................................................................12
   A. What Creditors and Interest Holders Will Receive Under The Proposed Plan...................................12
   B. Unclassified Claims........................................................................................12

      1. Administrative Expenses.................................................................................12
      2. Priority Tax Claims.....................................................................................13

   C. Classified Claims and Interests............................................................................14
      1. Classes of Secured Claims...............................................................................14


      2. Classes of Priority Unsecured Claims....................................................................14
      3. Class of General Unsecured Claims.......................................................................15
      4. Class of Interest Holder................................................................................19

   D. Means of Effectuating the Plan.............................................................................19
      1. Funding for the Plan....................................................................................19
      2. Post-Confirmation Management............................................................................19
      3. Disbursing Agent........................................................................................19

   E. Risk Factors...............................................................................................19
   F. Other Provisions of the Plan...............................................................................20

      1. Executory Contracts and Unexpired Leases................................................................20
      2. Changes in Rates Subject To Regulatory Commission Approval..............................................21
      3. Retention of Jurisdiction...............................................................................21

   G. Tax Consequences of Plan...................................................................................21

IV. CONFIRMATION REQUIREMENTS AND PROCEDURES.....................................................................22

   A. Who May Vote or Object.....................................................................................22

      1. Who May Object to Confirmation of the Plan..............................................................22
      2. Who May Vote to Accept/Reject the Plan..................................................................22
      3. Who Is Not Entitled to Vote.............................................................................23
      4. Who Can Vote in More Than One Class.....................................................................24
      5. Votes Necessary to Confirm the Plan.....................................................................24
      6. Votes Necessary for a Class to Accept the Plan..........................................................24
      7. Treatment of Nonaccepting Classes.......................................................................24
      8. Request for Confirmation Despite Nonacceptance by Impaired Class(es)....................................25

   B. Liquidation Analysis.......................................................................................25
   C. Feasibility................................................................................................27

V. EFFECT OF CONFIRMATION OF PLAN................................................................................30
   A. Discharge..................................................................................................30
   B. Revesting of Property in the Debtor........................................................................30

   C. Modification of Plan.......................................................................................30
   D. Post-Confirmation Status Report............................................................................30
   E. Post-Confirmation Conversion/Dismissal.....................................................................31
   F. Final Decree...............................................................................................31

VI. SUPPORTING DECLARATION.......................................................................................32


                                PROOF OF SERVICE

                                  1013A (3) CCP

STATE OF CALIFORNIA, COUNTY OF ORANGE

         I am employed in the aforesaid County. I am over the age of 18 and not a party to the above-entitled action. My business address is 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660.

         On March 24, 1997, I served the pleading described as DEBTOR'S FIRST AMENDED DISCLOSURE STATEMENT DESCRIBING DEBTOR'S FIRST AMENDED CHAPTER 11 PLAN on the interested parties in this action by placing true and correct copies thereof enclosed in sealed envelopes, with postage prepaid, addressed as follows:

                      PLEASE SEE THE ATTACHED SERVICE LIST

______  Via Fax
______  Via Overnight Mail
______  Via Hand Delivery
   X    Via First Class Mail
------

         I am "readily familiar" with the firm's practice of the collection and processing of correspondence for mailing. Under that practice, it would be deposited with the U. S. postal service on that same day, with postage thereon fully prepaid at Newport Beach, California in the ordinary course of the firm's business. I am aware that, on motion of the party served, service is presumed invalid if the postal cancellation date or postage meter date is more than one day after the date of deposit for mailing as set forth in this affidavit.

         I declare under penalty of perjury that the foregoing is true and correct.

         Executed on March 24, 1997, at Newport Beach, California.


                                  ---------------------------------
                                  Susan Duncan

                                  SERVICE LIST

Debtor                                     United States Trustee                     Special Notice
------                                     ---------------------                     --------------
Self-Powered Lighting, Inc.                Attn:  Michael J. Hauser, Esq.            John A. Beckstead, Esq.
Attn: Jack H. Katz, President              600 W. Santa Ana Boulevard, Ste 501       Callister Nebeker & McCullough
24236 Via Aquara                           Santa Ana, CA  92701                      Gateway Tower East, Suite 900
Laguna Niguel, CA  92677                                                             10 East South Temple
                                                                                     Salt Lake City,  Utah  84133

Ms. Renee Becker, Controller               Special Notice - Robert Martin Co.        Spec Not - Robert Martin Co.
----------------------------               ----------------------------------        ----------------------------
Self Powered Lighting, Inc.                Kelley Drye & Warren                      Cuddy, Feder & Worby
169 Western Highway                        Attn: Rebecca J. Winthrop, Esq.           Attn Joshua J. Grauer, Esq.
West Nyack, NY  10994                      515 South Flower Street, Suite 1100       90 Maple Avenue
                                           Los Angeles,  CA  90071                   White Plains, NY  10601-5196

Creditors' Committee                       Creditors' Committee                      Creditors' Committee
--------------------                       --------------------                      --------------------
Dony Tech Sales, Inc.                      Cophysics Corp                            Smith Dorian & Burman, Inc.
Attn Arnold Schuman                        Attn Theodore E. Rahon                    Attn: Jerome H. Levinson
190 Golden Bridge Road                     R D 6, Box 140 W                          1100 New Britain Avenue
Katonah, NY  10536                         Monroe, NY  10950                         West Hartford, CT  06110
